Compliance Manual &

Code of Ethics

December 31, 2019

TABLE OF CONTENTS

TABLE OF CONTENTS

1. INTRODUCTION 11
1.1 Purpose 11
1.2 Limitations 11
1.3 Receipt and Acknowledgement 22
1.4 Confidentiality 22
1.5 Manual Amendments 22
1.6 Violations 22

2. ORGANIZATION 33
2.1 Compliance Responsibilities 33
2.2 Compliance Committee 33
2.3 Chief Executive Officer 33
2.4 Chief Compliance Officer 44
2.5 Chief Operations Officer 55
2.6 Chief Investment Officer 66
2.7 Compliance Consultants 77
2.8 Securities Counsel 77

3. SUPERVISION 88
3.1 Delegation of Supervisory Responsibilities 88
3.2 Failure to Supervise 99
3.3 General Supervisory Responsibilities 99
3.4 Cross-Supervision 99
3.5 Supervision of Third-Party Service Providers 10

4. MAINTENANCE OF BOOKS AND RECORDS 10
4.1 Required Records 1111
4.2 Investment Company Books and Records Pertaining to an Investment Adviser 14
4.3 Electronic Recordkeeping 1515
4.4 Electronic Communications 1616
4.5 Reliance on Third Parties 17
4.6 Records Reviews 17
4.7 Record Destruction 17
4.8 Records Maintenance if Adviser Discontinues Business 18

5. TRAINING AND COMPLIANCE MEETINGS 18

6. COMPLIANCE AUDITS 19
6.1 Review of Compliance Policies and Procedures 19

7. REGULATORY INSPECTIONS 2020

8. DISASTER RECOVERY AND CONTINGENCY PLANNING 2121

9. FIRM REGULATORY FILINGS 22
9.1 SEC Registration Requirement and State Notice Filings 2222
9.2 Financial Reporting 25

9.3 Maintenance of Form ADV 25
9.4 Securities Filings 26
9.4.1 Exchange Act Reporting 2626
9.4.2 Dodd-Frank Wall Street Reform and Consumer Protection Act 2727
9.4.3 Miscellaneous Filing Requirements 2727
10. DISCLOSURE 2828
10.1 Disclosure Statement 2828
10.2 Offering Documentation 2929
10.3 Referral Arrangements 30
10.4 Disclosure of Financial Conditions and Certain Legal Events 30
11. CLIENTS 31
11.1 Fiduciary Status and Prohibited Transactions 31
11.2 Discretionary Authority and Non-Discretionary Authority 32
11.3 Advisory Agreements 32
11.4 Advisory Fees 33
11.5 Accepting New Investors into the Private Funds Advised by the Firm 33
11.5.1 Investor Suitability Standards 34
11.5.2 Anti-Money Laundering Review 3535
11.5.3 Know Your Customer 36
11.5.4 Side Letters 36
11.5.5 Unacceptable Investors 36
11.5.6 CCO Approval of Subscriptions and Regulatory Filings 37
11.6 Anti-Money Laundering Program 37
11.6.1 Identification and Verification 3939
11.6.1.1 Documentary Evidence 3939
11.6.1.2 Non-Documentary Evidence 4141
11.6.1.3 Exempt Individuals 4141
11.6.1.4 Records 42
11.6.2 OFAC Reviews 42
11.6.3 AML Reporting and Recordkeeping 43
11.6.3.1 Report of Cash Payments Over $10,000 Received in a Trade or Business 4343
11.6.3.2 Report of International Transportation of Currency and Monetary Instruments ("Form 105") 43
11.6.3.3 Reports of Foreign Bank and Financial Accounts 44
11.6.3.4 SAR-SF Filings 44
11.6.3.5 Recordkeeping and Travel Rules 46
11.7 Custody 46
11.7.1 Investor Protections 47
11.7.2 Receipt of Funds or Securities 48
11.8 Account Statements 48
11.9 Updating Investor Information 48
11.10 Confidentiality and Privacy 49
11.11 Cyber-security 50

11.7.1 Regulation S-ID Identity Theft Prevention Program 51
11.7.2 Measures Imposed to Prevent, Detect and Respond to Cyber-Threats 51
11.7.2.1 Security Guidelines 51
11.7.2.2 Computer Guidelines 51
11.7.2.3 Termination of Employment Guidelines 52
11.7.3 Breach of Investor Information 52
11.7.4 Loss of Equipment 53
11.7.5 Annual Assessments 53
11.12 Complaints 5353

11. PORTFOLIO MANAGEMENT AND TRADING PRACTICES 54

12.1 Objectives and Restrictions 5555
12.2 Aggregating Investments or Allocating to a Limited Number of Investment Opportunities 55
12.3 Valuation of Securities 56
12.3.1 Valuation Policy and Procedures 56
12.3.2 Valuation of Marketable Securities 57
12.3.3 Valuation of Other Securities 57
12.3.4 Valuation Methodology 57
12.3.5 Valuation Errors 5757
12.3.6 Registered Investment Companies 58
12.3.7 Periodic Reviews 59
12.4 Best Execution 59
12.4.1 Conflicts of Interests 6060
12.5 Proxy Voting 6161
12.5.1 Conflicts of Interest 6161
12.6 Economic Benefits from Securities Transactions 6262
12.6.1 Soft Dollar Benefits 62
12.6.2 Other Economic Benefits 6363
12.6.3 Review of Economic Benefits 64
12.6.4 Mixed-Use Products and Services 64
12.6.5 Records Regarding Soft Dollars 65
12.7 Securities Transaction Review 65
12.7.1 Style Drift 6565
12.7.2 Portfolio Pumping 66
12.8 Internal Cross Transfers 66
12.8.1 Agency Cross Transactions 66
12.8.2 Principal Transactions 6767
12.9 Order Entry for Client Accounts 68
12.10 Trade Errors 69
12.11 Transactions with Affiliated Brokers 70
12.12 Disclosure of Portfolio Holdings 70
12.13 Liquidity Policies and Procedures 71
12.13.1 Liquidity Risk Assessment 71
12.13.2 Liquidity Classification 72
12.13.4 Investment Classification Considerations 73

12.13.4 Use of Third-Party Service Providers and Vendors in Making Classifications....74
12.13.5 Highly Liquid Investment Minimum....74
12.13.6 Illiquid Securities and the Fifteen Percent (15%) Limit....75

11. MARKETING AND COMMUNICATIONS....75
11.1 Advertisements....75
11.1.1 Conducting Advertising Review....76
11.1.2 Testimonials....77
11.1.3 Past Specific Securities Recommendations....78
11.1.4 Information Published by Third Parties and Article Reprints....78
11.1.5 Presentations and Media Interactions....79
11.1.6 Free Reports and Services....79
11.1.7 Charts and Graphs....79
11.1.8 Sponsorship or Approval by Governmental Agency....79
11.1.9 Superlative Claims....79
11.1.10 Portfolio Holdings....79
11.1.11 Performance Advertising....80
11.1.12 Gross-of-Fees Performance Advertisements....81
11.1.13 Performance Portability/Related Performance Data....82
11.1.14 Hypothetical or Back-tested Performance....83
11.1.15 Predecessor Accounts....83
11.1.16 Claims of Tax Free/Tax Exempt Returns....84
11.1.17 Otherwise Misleading....84
11.1.18 Conclusion of Advertising Review....84
11.2 Marketing the Private Funds....85
11.2.1 Substantive, Pre-Existing Relationships....85
11.2.2 Tracking Offering Documents and Fund Marketing Materials....85
11.2.3 Prohibited Selling Activities for Private Funds....85
11.2.4 Permissible Selling Activities for Private Funds....85
11.3 Marketing the Registered Investment Companies....86
11.4 Client and Public Communications....86
11.4.1 Business Cards and Stationery....87
11.4.2 Internet Activity....88
11.4.3 Interactions with Third Parties....89
11.4.4 Protection of the Firm's Name....90
11.5 Referral Arrangements....90

12. FIRM PERSONNEL....91
12.1 New Personnel....91
12.2 Unregistered Personnel....92
12.3 Investment Adviser Representative Registration....92
12.4 Investment Adviser Representative Prohibited Activities....94
12.5 Code of Ethics....95
12.5.1 Definitions....96
12.5.2 Prohibited Purchases, Sales and Practices....97

11.1.1.1 Timing of Personal Transactions 97
11.1.1.2 Improper Use of Information 97
11.1.1.3 Initial Public Offerings 98
11.1.1.4 Limited Offerings 98
11.1.1.5 Pre-Clearance Procedures 98
11.1.2 Reporting 99
11.1.2.1 Initial Holdings Reports 99
11.1.2.2 Quarterly Reportable Securities Transaction Reports 99
11.1.2.3 Annual Holdings Reports 99
11.1.2.4 Exceptions from Reporting Requirements 100
11.1.2.5 Disclaimer of Beneficial Ownership 100
11.1.2.6 Annual Certification of Compliance 100
11.1.3 Confidentiality 100
11.1.4 Sanctions 101
11.1.5 Duties of the CCO 101
11.1.6 Compliance with the Registered Investment Adviser Code of Ethics 101
11.2 Insider Trading Policy 102
11.2.1 Prohibited Activities 102
11.2.2 Definition of Materiality 103
11.2.3 Trading Restrictions 103
11.2.4 Potential Liability 103
11.2.5 Investment Adviser Representative's Responsibilities 104
14.6.6 CCO's Responsibilities 105105
11.3 Personnel Disclosure of Disciplinary Action; Contact with Regulatory Agencies; Disclosure of Legal or Regulatory Proceedings 105
11.4 Outside Employment Business Activities 107
11.5 Relations with the Investors and Clients 108
11.6 Gifts and Entertainment 109
11.6.1 Gifts 109
11.6.2 Business Entertainment 109
11.6.3 Political and Charitable Contributions 110
11.6.4 Foreign Officials 110
11.7 Annual Compliance Questionnaire 110
11.8 Designations 110

12. VIOLATIONS 111
12.1 Sanctions 111

LIST OF EXHIBITS

Exhibit A – Organizational Chart

Exhibit B – Compliance Manual Acknowledgement

Exhibit C – Privacy Policy Notice

Exhibit D – Annual Compliance Questionnaire

Exhibit E – Annual CCO Compliance Certification

Exhibit F – Proxy Voting Guidelines

Exhibit G – Restricted Securities List

Exhibit H – Business Continuity Plan Evaluation Form

Exhibit I – Commission and Soft Dollar Report

Exhibit J – Identity Theft Prevention Program

Exhibit K – GDPR Privacy Policy

Exhibit L – Asset Liquidity Classification

Exhibit M – HLIM Evaluation Form

Exhibit N – Report on Shortfall of HLIM

Exhibit O – Report on Investments in Excess of 15% Limitation

(m) Giving gifts to investors or receiving gifts from investors, unless such gifts are of nominal value, or with prior approval from the Firm.

14.5       Code of Ethics

The Firm has adopted this code of ethics (the “Code” or “Code of Ethics”) in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Associated Persons. The Firm will describe its Code of Ethics to investors/clients in writing and, upon request, furnish investors/clients with a copy of the Code of Ethics.

All personnel must comply with applicable federal securities laws. In particular, it is unlawful for the Firm and any personnel, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:

(a)                To employ any device, scheme or artifice to defraud a Fund, its investors or Account

Clients;

(b)                To engage in any transaction, practice or course of business that operates or would operate as a fraud or deceit upon a Fund, its investors or Account Clients;

(c)	To engage in any fraudulent, deceptive or manipulative practice; or

(d)                To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

In adopting this Code, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm’s clients and must (a) at all times place the interests of clients first; (b) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; and (c) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Associated Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm’s Manual. Associated Persons must report any violations of the Code of Ethics to the CCO.

A copy of this Code shall be provided to each Access Person. Each Access Person will be required to acknowledge his or her receipt of and understanding of the policies set forth in the Code. Whenever this Code is materially amended, the Firm shall redistribute the amended version of the Code to all Access Persons and require each Access Person to reaffirm his or her understanding of the policies set forth in the Code. The Firm may require periodic re-certifications that the Access Person has re-read, understands and has complied with the Code. All questions regarding the Code or the interpretation of the policies set forth in the Code should be directed to the CCO.

The Firm shall provide a general description of the Code in its Part 2A of the Form ADV, which shall be made available to the investors and clients. Upon an investor’s or client’s request, the Firm will furnish the investor or client with a copy of the Code.

The Firm shall maintain all documents related to the Code including:

(a)                A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five (5) years;

(b)	A record of any violation of the Code, and of any action taken as a result of the violation;

(c)                A record of all written acknowledgments for each person who is currently, or within the past five (5) years was, an Associated Person of the Firm;

(d)	A record of each Access Person report described in the Code;

(e)	A record of the names of persons who are currently, or within the past five (5) years were,

Access Persons; and

(f)                 A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five (5) years after the end of the fiscal year in which the approval was granted.

The Firm utilizes an automated compliance system administered by Compliance Sciences, Inc.

(“CSI”), which serves as the primary portal for all Code of Ethics reporting documents.

14.5.1	Definitions

The purpose of this Code:

(a)                “Access Person” means

(i)	Any director, officer, general partner or employee of the Firm (or of any company in a control relationship to the Firm) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities by the Fund(s) or Account(s), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of covered securities by a Fund or Account.

(b)                “Beneficial Ownership” has the meaning set forth in Rule 16a-1(a)(2) under the Exchange Act, as amended.

(c)	“Control” has the same meaning as in section 2(a)(9) of the Investment Company Act.

(d)                “Covered Securities” any security other than a security that is: (i) a direct obligation of the government of the United States; (ii) a bankers acceptance, certificate of deposit, commercial paper, or high quality short-term debt instrument, including a repurchase agreement; (iii) a share issued by an open-end investment company, except that shares of the open-end trust are Covered Securities; or (iv) a share issued by a unit investment trust that is invested exclusively in one or more open-end investment companies other than any of the open-end trust.

(e)                “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

(f)                 “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(g)                “Security Held or to be Acquired by a Fund” means: (1) any Covered Security which, within the most recent fifteen (15) days: (i) is or has been held by a Fund; or (i) is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and (2) any option to purchase or sell, warrants, and any security convertible into or exchangeable for, a Covered Security.

(h)                “Reportable Security” means a security as defined in section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States;

(ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high -quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end funds.

14.5.2	Prohibited Purchases, Sales and Practices
14.5.2.1	Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any security in which the Access Person or an affiliate has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the security, at the time of the purchase or sale (a) is being considered for purchase or sale on behalf of any Fund or Account; or (b) is being actively purchased or sold on behalf any Fund or Account.

If the Firm is purchasing/selling or considering for purchase/sale any security on behalf of a Fund or Account, no Access Person may effect a transaction in that security prior to the Fund’s or Account’s purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the security on behalf of a Fund or Account.

No Access Person may engage in late trading involving the Funds for any account in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, or authorize or facilitate late trading in shares of the Funds for the account of a third party. Late trading with respect to the Funds refers to the placing of an order to buy or sell Fund shares after 4:00 p.m., Eastern time, while receiving a price based on the Fund’s prior net asset value determined at 4:00 p.m. Similarly, late trading also refers to the practice of placing a conditional trade prior to 4:00 p.m. with the option of withdrawing or confirming the trade after 4:00 p.m.

No Access Person (other than an Independent Trustee) shall retain the profit made on shares of any Reportable Fund Beneficially Owned by the Access Person for [60] or fewer calendar days. This [60] calendar day period will be calculated from the date such shares of a Reportable Fund are purchased (i.e., shares of a Reportable Fund purchased on T0 should be held until at least T61 to avoid having to disgorge any profit). Access Persons are encouraged to make arrangements to have shares of a Reportable Fund Beneficially Owned by the Access Person held directly with the Funds’ transfer agent, rather than with a separate bank, broker-dealer or other financial intermediary, to the extent possible

14.5.2.2	Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Fund or Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any affiliate account. Any investment ideas developed by an Access Person must be made available to the Funds or Accounts before the Access Person may engage in personal transactions or transactions for an affiliate account based on these ideas.

No Associated Person:

(a)                while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

(b)                shall disclose material nonpublic information about a company to any person except for lawful purposes; or

(c)                may purchase any Restricted Securities, found on the Restricted Securities List, unless expressly approved in advance by the CCO.

Any approval given under this paragraph shall be in writing and will remain in effect for only that day except as may otherwise be approved by the CCO and specifically set forth in the written approval notice.

14.5.2.3	Initial Public Offerings

No Access Person may acquire any securities or Beneficial Ownership in an Initial Public Offering without first obtaining pre-clearance and approval from the CCO.

14.5.2.4	Limited Offerings

No Access Person may acquire any securities or Beneficial Ownership in a Limited Offering without first obtaining pre-clearance and approval from the CCO.

14.5.2.5	Pre-Clearance Procedures

An Access Person may not acquire a Covered Security or a Beneficial Ownership of a Covered Security without pre-clearance from the CCO. All requests for pre-clearance are submitted electronically through the CSI system. The CSI system reviews and stores Firm personnel’s brokerage statements, as well as pre-clearance request forms, which are forwarded to the CCO for final review and approval. All requests are reviewed automatically by the CSI system and any potential violations are reported to the Firm’s CCO. Material violations, if any, are reported to the CEO and Securities Counsel. Material violations are defined as violations wherein an Access Person fails to pre-clear a securities trade that would have otherwise been required to be pre-cleared, and such pre-clearance would not have been granted.

No trades will be permitted if such trades will disadvantage the Account clients or the Funds or their investors, or where it is determined that the Access Person has material, non-public information. If pre-clearance is granted to an Access Person, such Access Person may only transact in that Covered Security for the remainder of the day or such other period of time as approved by the CCO.

Where an exception is granted, personnel receiving such permission are prohibited from further sale or purchase transactions unless permission is again obtained. If the Access Person wishes to transact in that security during any other day or period, he or she must again obtain pre-clearance for the transaction.

Notwithstanding the foregoing, Access Persons may acquire shares issued by JARIX (or any future mutual fund advised, sub-advised or co-advised by the Adviser, as the case may be) where such purchases

(or sales) are conducted pursuant to a systematic plan implemented by the Adviser’s qualified retirement plan.

14.5.3	Reporting

An Access Person must submit to the CCO, on forms designated by the CCO, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership.

14.5.3.1	Initial Holdings Reports

Not later than ten (10) days after an Access Person becomes an Access Person, a Certification and Holdings Report with the following information which must be current as of a date no more than forty-five

(45)	days prior to the date the person becomes an Access Person:

(a)                The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)                The name of any broker, dealer or bank in which the Access Person maintains an account in which any Securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

(c)	The date the report is being submitted by the Access Person.

14.5.3.2	Quarterly Reportable Securities Transaction Reports

Not later than thirty (30) days after the end of each calendar quarter, a transactions report for any transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

(a)                The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security; and

(b)                The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition): (i) the price of the Reportable Security at which the transaction was effected; (ii) the name of the broker, dealer or bank with or through which the transaction was effected; and (iii) the date the report is being submitted by the Access Person.

14.5.3.3	Annual Holdings Reports

At least once each twelve (12) months by a date specified by the CCO, a Certification and Holdings Report with the following information which must be current as of a date no more than forty-five (45) days prior to the date the report is submitted:

(a)                The title, type of security and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)                The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

(c)	The date the report is being submitted by the Access Person.

14.5.3.4	Exceptions from Reporting Requirements

An Access Person need not submit:

(a)                Any reports with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(b)                A transaction report with respect to transactions effected pursuant to an automatic investment plan; or

(c)                A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty (30) days after the close of the calendar quarter in which the transaction takes place.

14.5.3.5	Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this code.

14.5.3.6	Annual Certification of Compliance

Each Access Person must submit annually, a Compliance Manual Acknowledgement by a date specified by the CCO, that the Access Person:

(a)                Has received, read and understand this Code and recognizes that the Access Person is subject to this Code;

(b)	Has complied with all the requirements of this Code; and

(c)                Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code to be disclosed or reported.

14.5.4	Confidentiality

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Fund or Account. In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the CCO. These provisions shall continue in full force and effect after termination of the Associated Persons relationship with the Firm, regardless of the reason for such termination.

All information obtained from any Access Person under this Code normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of this Code information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Fund or Account affected by the violation.

14.5.5	Sanctions

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s CCO or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

14.5.6	Duties of the CCO

The CCO is responsible for the following duties related to the Code of Ethics:

(a)                identify each Access Person and notify each Access Person that the person is subject to this Code, including the reporting requirements;

(b)	provide advice, with the assistance of counsel, about the interpretation of this Code;

(c)	ensure that the Restricted Securities List is updated as necessary; and

(d)                review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code.

The CCO must comply with this Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The CEO or his or her designee shall be responsible for all of the duties otherwise performed by the CCO with regard to ensuring the compliance of the CCO.

14.5.7	Compliance with the Registered Investment Adviser Code of Ethics

SEC adopted Rule 204A-1, similar to Rule 17j-1 under the Investment Company Act, requiring advisers to adopt a code of ethics that would require, among other things, setting ethical standards and compliance with the securities laws, safeguarding material nonpublic information about clients’ transactions and portfolio holdings, initial and annual reports of securities holdings for access persons, and Form ADV Part II summary disclosure about the adviser’s code of ethics.

The Board of Trustees of the Registered Investment Company has adopted a policy whereby the Trustees and all Access Persons (as defined therein) are subject to certain provisions of a code of ethics (the “Fund’s Code of Ethics”). The Fund’s Code of Ethics is intended to address, among other things, conflicts of interest between the financial and other interests of the Firms personnel and the interests of the Registered Investment Company. In addition to imposing certain restrictions and requirements on the personal securities trading activities of the Firm’s personnel, the Fund’s Code of Ethics imposes certain other requirements designed to eliminate or reduce the potential for conflicts of interest.

The Firm’s Access Persons shall comply with the Fund’s Code of Ethics.

14.6	Insider Trading Policy

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “ITSFEA”) requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by its directors, officers and personnel.

When the ITSFEA was passed by the House of Representatives, the Report of the House Committee on Energy and Commerce on the ITSFEA (the “House Report”) listed various policies and procedures that investment advisers need to adopt to prevent insider trading in their firms. Among these policies and procedures are restricting access to files likely to contain nonpublic information, providing continuing education programs concerning insider trading, restricting or monitoring trading in securities about which the firm’s personnel might possess nonpublic information, and monitoring and reviewing trading for the firm and individuals as well as policies that require personnel to conduct their personal trading through in- house accounts or to report such trading expeditiously to their firms. In consideration of the foregoing, the Firm has adopted the following policy regarding insider trading (the “Insider Trading Policy”).

14.6.1	Prohibited Activities

The insider trading prohibitions are not limited to insiders. They apply to non-insiders, such as stockbrokers, investment bankers and investment analysts. All investment adviser representatives and other associated persons of the Firm (collectively, the “Covered Persons”) are strictly prohibited from trading for their own accounts, or capital accounts of the Fund, friends, family or relatives, or the Firm’s corporate or inventory accounts, if any, while in possession of material nonpublic information.

The insider trading prohibitions are not limited to persons who trade. It also covers persons who tip material nonpublic information or recommend securities on the basis of such information. Covered Persons are strictly prohibited from communicating any nonpublic information to persons other than (a) Firm personnel who have a need to know such information, and (b) the Firm’s outside advisers retained to handle a matter that requires disclosure. Consult the CCO if a question arises as to who should be privy to the information. Covered Persons shall not tip inside information to others, and shall not recommend the purchase or sale of securities on the basis of such information. Note that you can be convicted of an insider trading violation whether a tip was for consideration or not.

Covered Persons who come into possession of material non-public information concerning a publicly-traded company must safeguard the information and not intentionally or inadvertently communicate it to any person, including family members and friends. Any person who improperly reveals material non-public information to another person can be held liable under the anti-fraud provisions of the securities laws (primarily Section 10(b) of the Exchange Act and Rule 10b-5) for the trading activities of his or her “tippee” and any other person with whom the “tippee” shares the information.

Consistent with the foregoing, inside information, if required to be communicated, should be communicated discretely. Such information should not be discussed in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know the information in order to carry out their job responsibilities.

Covered Persons shall not assist, directly or indirectly, a third party in connection with a transaction or tip based on inside information. If you have reason to suspect that an employee, third party service provider or any other person is trading on inside information, notify the CCO immediately.

14.6.2	Definition of Materiality

Information regarding a publicly traded company is deemed material if it would be considered important by a reasonable investor in deciding whether to buy, sell or hold that company’s securities. Information is considered “material” if it is likely to have a significant impact on the market price of that company’s securities. By way of example, the following information, in most circumstances, would be material: (a) annual or quarterly financial results; (b) a significant change in earnings or earnings projections; (c) unusual gains or losses in major operations; (d) negotiations and agreements regarding significant acquisitions, divestitures, or business combinations; (e) a significant increase or decrease in dividends on the company’s stock; and (f) major management changes.

The materiality of particular information is subject to reassessment on a regular basis. For example, the information may become stale because of the passage of time, or subsequent events may supersede it. However, so long as the information remains material and non-public, it must be maintained in strict confidence and not used for trading purposes. It is also important for personnel to keep in mind that if any trade he or she makes becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, personnel should always carefully consider how their trades would look from this perspective.

14.6.3	Trading Restrictions

The Firm’s policy is that, if any associated person obtains, or comes into possession of, material non-public information relating to any publicly-traded company, that person may not buy or sell securities of that company or engage in any other action to take advantage of, or pass on to others, that information.

The Firm will maintain a Restricted List consisting of a current list of securities in which transactions in personal securities accounts, Firm inventory accounts, and discretionary advisory account (if any) are prohibited. A security will be placed on the Restricted List if, at any time, it becomes known to the CCO that any Covered Person is in possession of material, non-public information. All Covered Persons are required to report to the CCO any material, nonpublic information they possess or are aware of. A security will be removed from the Restricted List once the CCO determines that the information that the Covered Person possesses has been fully disseminated to the public, thus removing the necessity for the prohibition of trading in the security. The Restricted List will be distributed to all Covered Persons each time a security is added to or removed from the list.

These lists will note the date and time the security was placed on the list and the name of the person in possession of the information. When securities are removed from the lists, the date and time of removal should be noted.

14.6.4	Potential Liability

Persons who violate the insider trading prohibitions are subject to potential civil damages and criminal penalties. The civil damages can consist of disgorgement of any illicit profits and a fine of up to three times the profit gained or loss avoided. The criminal penalties can be as much as one million dollars ($1,000,000) and ten (10) years imprisonment per violation.

Section 21A(b) of the Exchange Act provides the SEC with the authority to bring a civil action against any “controlling person who knows of, or recklessly disregards, a likely insider trading violation by a person under his control and fails to take appropriate steps to prevent the violation from occurring.” The Firm and certain of its key personnel could be deemed controlling persons subject to potential liability under Section 21A(b). It is incumbent on such persons to maintain an awareness of possible insider trading violations by persons under their control and to take measures where appropriate to prevent such violations. In the event such persons become aware of the possibility of such a violation, the CCO should be contacted immediately.

Violations (whether inadvertent or intentional) will not be tolerated and may result in severe disciplinary action up to and including the immediate termination of the associated person.

14.6.5	Investment Adviser Representative’s Responsibilities

All investment adviser representatives must make a diligent effort to ensure that a violation of the ITSFEA does not intentionally or inadvertently occur. In this regard, all investment adviser representatives are responsible for:

(a)                Acknowledging his or her receipt and understanding of the Firm’s Insider Trading Policy (which initial acknowledgment by investment adviser representatives is included in the Compliance Manual Acknowledgment);

(b)                Ensuring that no trading occurs for his or her account, or for any capital account for which he or she has a beneficial interest when in possession of inside information;

(c)                Not disclosing inside information to others (disclosure to family, friends or acquaintances will be grounds for immediate termination);

(d)                Consulting the CCO when questions arise regarding insider trading or when potential violations of insider trading are suspected;

(e)                Ensuring that the Firm receives copies of confirmations and statements from external brokerage firms for personal securities accounts and accounts of immediate family members residing in the investment adviser representative’s household;

(f)                 Advising the CCO of all outside business activities, directorships, or major ownership (over 5%) in a public company. No personnel may engage in any outside business activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the CCO; and

(g)                Being aware of and monitoring any investors who are shareholders, directors and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the CCO.

All investment adviser representatives are in a position within the Firm to access inside information must make also take the following steps to preserve the confidentiality of material non-public information:

(a)                Material inside information should be communicated only when a justifiable reason exists on a “need to know” basis inside or outside the Firm. Before such information is communicated to persons within the Firm, your department, or another person you believe needs to know, contact your department manager or the CCO;

(b)                Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard;

(c)                Do not leave sensitive memoranda on your desk or in other places where they can be read by others. Do not leave a computer terminal without exiting the file in which you were working;

(d)                Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not carry confidential documents in an exposed manner;

(e)                On drafts of sensitive documents use code names or delete names to avoid identification of participants;

(f)	Do not discuss confidential business information with spouses, other relatives or friends;

and

(g)                Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with the CCO whenever you have questions about this subject.

14.6.6	CCO’s Responsibilities

The CCO will be responsible for detecting and preventing insider trading abuses. The CCO will:

(a)                Review, at least annually, the Firm’s insider trading policy and modify the policy as changes in the Firm’s business and/or regulations dictate;

(b)                Communicate insider trading policies to personnel upon hiring and at least annually thereafter, answer staff questions regarding insider trading, and obtain written acknowledgment forms from investment adviser representatives regarding insider trading policies;

(c)	Identify potential sources of material, non-public information;

(d)                Detect insider trading through various surveillance measures, which may include conducting reviews of correspondence (including email) for indications of tipping;

(e)	Maintain the Firm’s Restricted List;

(f)                 Review the trading activity for potential insider trading violations of investment adviser representative’s and certain other associated person’s personal securities accounts, the Firm’s inventory accounts, and the Fund managed by the Firm;

(g)                Record for a period of three (3) years any investigation of possible insider trading by documenting (i) the investor (and Fund), (ii) the security, (iii) the trade dates, (iv) the date(s) of the investigation, (v) the accounts reviewed, and (vi) the summary of the disposition;

(h)                Initiate disciplinary action against any investment adviser representative or other associated person of the Firm as warranted; and

(i)	Notify regulatory authorities of any evidence of insider trading.

14.7           Personnel Disclosure of Disciplinary Action; Contact with Regulatory Agencies; Disclosure of Legal or Regulatory Proceedings

Section 9 of the Investment Company Act prohibits the following from serving or acting in the capacity of employee, officer, director, member of an advisory board, investment adviser or depositor of any registered investment company;

(a)                Any person who within ten (10) years has been convicted of any felony or misdemeanor involving the purchase or sale of any security or arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act;

(b)                Any person who, by reason of any misconduct, is permanently or temporarily enjoined by order, judgment or decree of any court of competent jurisdiction from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security;

(c)	Any person subject to the any of the following prohibitions by the SEC, if such person:

(i)	has willfully made or caused to be made in any registration statement, application or report filed with the SEC under this title any statement which was at the time and in the light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such registration statement, application, or report any material fact which was required to be stated therein;

(ii)	has willfully violated any provision of the Securities Act, or of the Exchange Act, or of Title II of the Investment Company Act, or of the Commodity Exchange Act, or of any rule or regulation under any of such statutes;

(iii)	has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of the Securities Act, or of the Exchange Act, or of Title II of the Investment Company Act, or of the Commodity Exchange Act, or of any rule or regulation under any of such statutes; or

(iv)	has been found by a foreign financial regulatory authority to have: (A) made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceeding before a foreign securities authority with respect to registration, any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein; (B) violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade; (C) aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade; and (B) within ten (10) years has been convicted by a foreign court competent jurisdiction of crime, however denominated by the laws of the relevant foreign government by reason of any misconduct, is temporarily or permanently enjoined by any foreign court of competent jurisdiction from acting in any of the capacities.

All candidates for employment with the Firm will be required to disclose disciplinary history. In addition, the Firm will contact past employers to verify that the person has not been subject to any disciplinary actions in the past. If the person has been subject to disciplinary acts and lawfully can’t be employed by the Firm or the Firm finds that the person has not fully disclosed negative past history, the person will be denied employment.

Firm personnel shall immediately notify the CCO if they become the subject of a complaint or legal action involving: (a) any arrest, summons, subpoena, indictment or conviction for a criminal offense; (b) an investigation or governmental proceeding or securities industry self-regulatory body, including any requests for testimony before such bodies; (c) any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body; (d) any litigation or arbitration; (e) any bankruptcy or contempt proceeding, cease or desist order, injunction or civil judgment as a party defendant; any contact with any attorney or other representative of any party involved in a civil litigation involving the Firm; (f) investor complaints of any nature (whether written, electronic or verbal); (g) disciplinary actions of a broker-dealer or investment adviser; or (h) any event or proceeding that requires an amendment to the disciplinary event filing section of the Form U4. All personnel must annually certify that they have not engaged in any activity that would disqualify them pursuant to Section 9 of the Investment Company Act.

Personnel must report to the CCO the existence of any verbal or written contact or communication that they (investors or clients) have with regulatory agencies relating to the business of the Firm, unless such contact or communication is confidential under the rules or regulations of such regulatory agency.

14.8	Outside Employment Business Activities

The Firm prohibits Firm personnel from engaging in any outside business activities unless the Firm personnel first obtains prior written approval from the CCO to engage in such outside business activities. The CCO shall be responsible for monitoring the outside business activities of all Firm personnel and reviewing any requests for permission to engage in outside business activities.

Firm personnel engaging in outside business activities present the potential for a conflict of interest from which the Firm must protect itself, the Funds and their investors. An individual may be engaged in an outside business activity if they: (a) serve as general partner, owner, officer or employee of any business organization not affiliated with the Firm; or (b) serve as a director of any business organization not affiliated with the Firm.

To engage in an outside business activity, an individual must complete, upon application for employment with the Firm and update at least annually, an Outside Business Activity Form and submit it to the CCO. In this form, the individual will provide: (a) the name and address of the outside business organization; (b) a description of the business of the organization; (c) the reasons why approval should be granted; (d) compensation (if any) to be received; (e) a description of the activities that will be performed; and (f) the amount of time per month that will be spent at the outside organization.

The CCO shall review each Outside Business Activity Form and determine if the activity should be approved or rejected. Such approval or rejection should be based on including the nature and extent of the outside interest, duties involved and the potential for conflicts of interest and any relationship between the Firm and the outside entity. The CCO’s decision shall be memorialized on the Outside Business Activity Form.

Firm personnel shall not engage in any outside business activities until approved by the CCO.

The Firm shall maintain copies of all forms and other information submitted by Firm personnel regarding outside business activities, including the Outside Business Activity Form.

14.9           Relations with the Investors and Clients Firm Personnel may not:

(a)                Maintain a joint account with a Fund, its investor(s) or Account Clients unless the joint account holder is an immediate family member of the investment adviser representative;

(b)                Share in the Funds’, investors’ or Account Clients’ profits or losses, guarantee a Fund against losses or guarantee investment returns (profits);

(c)                Enter into any “special” or “private” agreements, written or oral, with an investor, client or third party regarding the handling of an account without prior express written consent of the CCO;

(d)                Give a gratuity to an investor, client or agent or representative of an issuer or broker/dealer without the approval of the CCO;

(e)	Make a payment on behalf of a Fund, investor or client with his/her/its own monies;

(f)	Deposit monies into a Fund’s account, an investor’s capital account or client’s account;

(g)	Make withdrawals of funds from a Fund’s or Account's accounts;

(h)	Borrow or lend money or securities to or from a Fund, an investor or Account Client;

(i)	Accept cash from an investor;

(j)                 Agree to repurchase at some future time, a security from a Fund or an investor for the investment adviser representative’s own account or for the account of the Firm;

(k)                Pay finder’s or referral fees to an investor or third parties that introduce or refer prospective investors or clients (except when such third parties are registered broker-dealers, the payment is fully disclosed to the investor pursuant to SEC Rule 206-4(3), and pre-approved by the CCO);

(1)                Sign on behalf of the Fund or Account Client (unless specifically authorized to do so in an investment adviser representative’s pre-designed capacity as an authorized signer), or sign an investor’s or client’s name to any document even pursuant to a request. Regardless of the innocent intent of signing on behalf of an investor or client, such action could subject the Firm and the personnel to severe regulatory sanctions, civil money damages and criminal consequences;

(m)              Settle a Fund, investor claims or Account Client; or

(n)                Accept any special compensation for making any loan arrangements, handing any loan forms, or making appointments with officers of lending institutions, including banks or credit unions, for the purpose of financing in a Fund, investor or client’s investment.

14.10	Gifts and Entertainment

Firm personnel are prohibited from requesting, collecting, accepting or receiving directly or indirectly, any cash or non-cash compensation, gratuity or gift, from any issuer of any security, from any broker-dealer, or the investors therein without the express written consent of the CCO. Firm personnel are prohibited from considering any gifts, gratuities or entertainment when choosing brokers, third party service providers and vendors. Similarly, Firm personnel may not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to the Firm. Approval of cash or non-cash compensation shall be recorded on the Compensation Log. All personnel shall be required to complete the Annual Compliance Questionnaire, which questionnaire elicits information respecting the receipt of gifts. The CCO shall ensure that all gifts reported on the Annual Compliance Questionnaire have been approved by the CCO and reported on the Compensation Log.

14.10.1	Gifts

Neither the Firm nor any Associated Person of the Firm in the aggregate may give gifts or gratuities to any Fund investor, Account Client, or any employee, agent, or representative of an investor or client where the giving may have the effect of compelling the investor or client (or employee or agent of thereof) to act in a manner inconsistent with the interests of the Fund, the investor(s) or clients (or employer or entity or person being represented) and direct business to the Firm.

The gift limitation generally does not apply to qualifying gifts for special occasions. Personal gifts such as a wedding gift or a congratulatory gift for the birth of a child may be given outside of the gift limitations. In determining whether a gift is “personal,” the CCO will consider the nature of any pre- existing personal or family relationship between the Associated Person giving the gift and the recipient, and whether the Associated Person paid for the gift.

In addition, the gift limitation does not apply to gifts of de minimis value (less than one hundred dollars ($100) e.g., pens, notepads or modest desk ornaments) and promotional items of nominal value that display the Firm’s logo (e.g., umbrellas, tote bags or shirts).

14.10.2	Business Entertainment

Associated Persons of the Firm may confer Business Entertainment so long as the business entertainment is not so lavish, inappropriate or excessive that it would likely have the effect of compelling a Fund or an investor (or employee or agent of the Fund or an investor) to act in a manner inconsistent with the best interest of the Fund or the investor (or employer or entity or person who is being represented). “Business Entertainment” is defined generally as any social event, hospitality event, charitable event, theatre production, sporting event, meal or leisure activity, or any comparable activity, and any transportation or lodging relating to such activity or event (including business entertainment offered in connection with an educational event or business conference), where an Associated Person of the Firm accompanies an investor at the event.

The Firm shall not request, directly or indirectly, an investor in a Fund or Account Client, or any entity or person for whom the Firm or a related person of the Firm provides investment advisory services, to reimburse or pay for any expense.

14.10.3	Political and Charitable Contributions

The Firm and all Associated Persons are prohibited from making political contributions to any candidate or party for the purpose of obtaining or retaining advisory contracts with government entities. This includes contributing to any candidate involved in or having any influence over the investment manager selection process.

14.10.4	Foreign Officials

Pursuant to the Foreign Corrupt Practices Act, personnel are prohibited from offering, paying, promising to pay, or authorizing the payment of any money, or offering, gifting, or promising to give or authorizing the giving of anything of value to any: (a) foreign official (defined below); (b) foreign political party or party official; (c) candidate for foreign political office; or (d) person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any foreign official, political party, party official or candidate for the purpose of: (i) influencing any act or decision of the foreign official, political party, party official or candidate in his or its official capacity;

(ii) inducing the foreign official, political party, party official or candidate to do or omit to do an act in violation of his or its lawful duty; (iii) securing any improper advantage; or (iv) inducing the foreign official, political party, party official or candidate to use his or its influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; in order to assist in obtaining or retaining business for or with, or directing business to, the Firm.

A “foreign official” is any officer or employee of a foreign government or any department, agency, or instrumentality of a foreign government. The term also includes any officer or employee of a public international organization such as the World Bank or the African Union. Furthermore, any person acting in an official capacity for any foreign government agency, department or instrumentality, or for a public international organization is a “foreign official.” An entity hired to review bids on behalf of a government agency would be covered by the term.

Firm personnel shall not offer, pay, promise to pay, or authorize the payment of any money, or anything of value to any such persons.

14.11	Annual Compliance Questionnaire

Each investment adviser representative must complete and deliver to the CCO the Annual Compliance Questionnaire, sample attached hereto as Exhibit D, not less frequently than annually. The Annual Compliance Questionnaire elicits certain compliance-related disclosure information and requires an attestation from the investment adviser representative of his or her compliance with certain rules, including without limitation, rules governing the following areas: (a) Form U4 reporting; (b) reporting of Outside Business Activities; (c) reporting of purchases of IPOs and private placements; and (d) reporting of gifts.

14.12	Designations

The Firm’s permits its personnel to refer to professional designations provided that such Firm personnel have earned such designations and maintains good standing with the sponsoring organization.

The CCO is responsible for ensuring that Firm personnel do not refer to professional designations where they have not earned such designations or maintain good standing with the sponsoring organization.

Where Firm personnel elect to hold themselves out as having achieved a particular designation, the CCO shall:

(a)                Verify that Firm personnel are authorized by the sponsoring organization;

(b)                Become familiar with the rules and regulations of the sponsoring organization regarding the proper use of such designations;

(c)                Periodically verify with such the sponsoring organization that the Firm personnel remains in good standing with its rules and regulations and current on any registration or other fees; and

(d)                If, after completing the above steps, the CCO is satisfied that Firm personnel is eligible to refer to a professional designation, they should provide Firm personnel with approval to use such professional designation. The Firm shall maintain, in the Firm personnel’s file records and/or documents supporting the Firm’s personnel’s right to use a particular professional designation.

15.       VIOLATIONS

The Firm shall take appropriate remedial actions to address any violations of the Advisers Act, the Rules and this Manual. The CCO shall be responsible for taking appropriate remedial action to address violations of the Advisers Act, the Rules and this Manual.

When an alleged violation of the Advisers Act, the Rules or this Manual is found the person who discovered the alleged violation shall report the violation immediately to the CCO.

If the CCO determines that the alleged violation is merely technical and is not likely to result in harm to the Funds, their investors, and Account Clients a regulatory enforcement action, or have a material adverse financial impact to the Firm (a “Technical Violation”), the CCO shall investigate the alleged violation to determine the reason the alleged violation occurred. If necessary, the CCO shall take the appropriate remedial action and report the matter to the CEO.

If the CCO determines that the alleged violation is likely to result in harm to the Funds, their investors, and Account Clients a regulatory enforcement action, or have a material adverse financial impact to the Firm (a “Serious Violation”), the CCO will immediately contact the CEO and any other pertinent officers so that a collective decision can be reached on how to proceed with investigating and resolving the matter. Serious Violations are generally under the purview of the CCO in consultation with the CEO, an appropriate time to contact Securities Counsel to determine how to proceed. The Firm shall generally consult with Securities Counsel for Serious Violations.

The CCO shall make a written report of all Serious Violations, including the alleged violation, the investigation of the matter, actions taken and how the matter was ultimately resolved. These records shall be maintained in the Firm’s books and records.

Alternatively, Securities Counsel may make a written report regarding the matter. In such situations, the CCO shall follow all instructions regarding documenting the attorney-client privileged nature of all communications between the Firm and Securities Counsel.

15.1       Sanctions